Exhibit 14

MK GOLD COMPANY

CODE OF BUSINESS PRACTICE

Introduction

This Code of Business Practice (this “Code”) applies to MK Gold Company and all of its subsidiaries (collectively, the “Company”), and the Company’s employees, officers and directors. The Company, in adopting this Code, has recognized the importance to the Company of conducting its business in full compliance with all applicable laws and regulations.

This Code has been prepared to help employees, officers and directors understand the Company’s standards of business practice and to stimulate awareness of issues that may be encountered in carrying out their responsibilities to the Company and how to deal with such issues. It is essential that each employee, officer and director take the appropriate time to read this Code and to develop a working knowledge of its provisions. Each employee, officer and director will be required to certify in writing his or her receipt and review of this Code. As used in this Code, the term “Compliance Counsel” shall mean Reed W. Topham of Stoel Rives LLP, outside corporate counsel for the Company.

In addition to this Code, the Company has adopted a Code of Practice applicable to the Chief Executive Officer (the “Principal Executive Officer”), the Principal Financial and Accounting Officer and other senior financial officers of the Company. The Principal Executive Officer, the Principal Financial and Accounting Officer and other senior financial officers are subject to the provisions of both this Code and the Code of Practice for the Principal Executive Officer and Senior Financial Officers.

No code could ever anticipate every decision that an individual may face in business. Whenever there is doubt about the right choice to make, then the individual should seek guidance and ask questions about the right thing to do, and keep asking until it is obtained.

Reporting Violations

Each employee, officer and director is responsible for promptly reporting any circumstances that such person believes in good faith may constitute a violation of this Code, as well as other policies of the Company. Suspected violations should be reported (including confidential and anonymous reports) either by

(1)	Calling, writing or emailing the Compliance Counsel at the addresses and phone numbers listed in Section 15 of this Code; or

(2)	Calling the Action Line at the phone number listed in Section 15 of this Code.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation that you believe may violate or lead to a violation of this Code and are unsure what to do, you should seek guidance from your manager, supervisor, or other appropriate personnel.

1. Compliance with Laws, Rules and Regulations

The Company requires its employees, officers and directors to comply with all applicable laws and regulations of the United States and the countries where the Company does business. Violation of domestic or foreign laws and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties.

2. Conflicts of Interest

The Company expects all employees, officers and directors to avoid conflicts of interest. Employees, officers and directors are accountable for acting in the Company’s best interests and carefully avoiding even the appearance of having a conflict of interest.

A “conflict of interest” occurs when an individual’s private interests interfere—or even appear to interfere—in any way with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers, directors or their family members may create conflicts of interest.

The best policy is to avoid any business connection with our customers, suppliers or competitors, except on our behalf or unless authorized by the Company or otherwise permitted by this Code. You are not allowed to work for a competitor, even as a consultant. The Company recognizes that there may be instances where it is appropriate to enter into a business arrangement with another company in which an employee, officer or director may have an interest. Any such arrangement will require the advance approval of the Company’s Chief Financial Officer or the Audit Committee (or his or its designee), unless (i) such arrangements are on terms at least as favorable to the Company as may be realized by the Company from an unaffiliated party, or (ii) such relationship is de minimis or has been undertaken at the request of the Company.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your manager, supervisor or other appropriate personnel. Any employee, officer or director who becomes aware of a conflict of interest or potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 15 of this Code.

3. Insider Trading

It is illegal for employees, officers and directors to use confidential, non-public information about the Company for any purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. The Company has adopted the Insider Trading and Anti-Tipping Policy governing employees’ trading in securities of the Company. You are expected to know and adhere to that policy.

4. Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors (or a designated committee thereof). No employee, officer or director may use corporate property, information, or position for personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Non-management directors are not required to refer to the Company any opportunity unless they first learn of such opportunity in their capacity as a director of the Company. In this regard, the Company recognizes that directors may make and maintain investments in public and private companies.

5. Independent Auditors

All employees, officers and directors are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose of rendering the financial statements of the Company misleading.

6. Fair Dealing

We expect all employees, officers and directors to act honestly and not to engage in unfair dealing practices or to violate the law. Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfairdealing practice.

The Company recognizes that each individual has his own standards, which may differ from person to person. The Company expects each individual to carefully consider his actions before engaging in any activity that could be detrimental to the Company’s interests.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships. No business gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer, director, family member or agent unless it meets the following criteria: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) is not and cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your manager, supervisor or other appropriate personnel, any business gifts or proposed gifts that you are not certain are appropriate.

7. Discrimination and Harassment

It is the Company’s policy that the work place shall be free from any type of discrimination prohibited by law, including harassment, and that prohibited discriminatory conduct is forbidden. Neither sexual harassment, nor any other harassment based on gender, race, color, religion, national origin, sexual preference, age or disability will be tolerated. It is the Company’s policy that any retaliation against any person who has opposed any prohibited discriminatory practice or who has participated in any manner in an investigation or other proceeding about a prohibited discriminatory practice is forbidden.

8. Record-Keeping

The Company’s accounting records are relied upon to produce reports for the Company’s management, rating agencies, investors, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All employees, officers and directors – and, in particular, the Company’s Chief Executive Officer and Principal Financial and Accounting Officer – have a responsibility to ensure that the Company’s accounting records do not contain any false or intentionally misleading entries.

•	We do not permit intentional inaccuracies in reporting, falsehoods or misclassification of transactions as to accounts, departments or accounting periods, all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period and all applicable records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses.

•	All accounting records must be kept and presented in accordance with the laws of each applicable jurisdiction and applicable generally accepted accounting principals.

Any effort to mislead or coerce the independent auditors or those performing an internal audit function concerning issues relating to the audit, accounting or financial disclosure has serious legal consequences for the perpetrator, including criminal sanctions, and for the Company, and is strictly prohibited.

In addition, many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to any applicable record retention policy of the Company. In accordance with those policies, in the event of litigation or governmental investigation please consult the Compliance Counsel. If you believe, or the Company informs you that the Company’s records are relevant to any litigation or potential litigation (i.e., a dispute that could result in “litigation”), you must preserve those records until the Compliance Counsel advises the records are no longer needed.

9. Confidentiality

Employees, officers and directors should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information about the Company that might be of use to competitors, or harmful to the Company or its customers if disclosed. The obligation to preserve confidential information continues even after employment or board service ends.

11. Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used in accordance with Company policy, which may include the incidental or otherwise approved use for personal purposes. Any suspected incident of fraud, theft, loss or waste should be immediately reported for investigation.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy and could also be illegal and result in civil or even criminal penalties.

12. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is illegal.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules could be a criminal offense and would also violate this Code. State and local governments, as well as foreign governments, may have similar rules. Any question as to whether a gift or payment would be considered improper under the Code or national or foreign laws must be discussed with the Compliance Counsel.

13. Waivers of the Code of Business Practice

Any waiver of this Code for executive officers or directors may be made only by the Board or a duly authorized committee of the Board. For this purpose, a “waiver” means the approval by the Company’s Board of a material departure from the substantive provisions of this Code. If the Board of Directors, or a duly authorized committee of the Board of Directors, grants a waiver from this Code, then the Company shall make prompt disclosure to shareholders.

14. Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel if, in their good faith judgment, a violation (or potential violation) of laws, rules, regulations or this Code has occurred and when in doubt about the best course of action in a particular situation. Any employee, officer or director who in good faith brings information to the attention of any of his or her supervisors, the Compliance Counsel or the Audit Committee (or any other director or officer) shall not be disadvantaged or discriminated against in any term or condition of his or her employment (including the opportunity for promotion) or otherwise retaliated against by reason of the employee taking such action. Any supervisor, officer and director who in good faith takes appropriate action in response to any such concern or complaint received by them, including undertaking any investigation or reporting the matter to another authority within the Company, shall not be disadvantaged or discriminated against in any term or condition of his or her employment (including the opportunity for promotion) or otherwise retaliated against by reason of the employee taking such action. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

Section 15 describes the Company’s procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Any employee, officer or director may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

15. Compliance Procedures

•	If you have any questions about this Code or the Company’s policies, please contact the Compliance Counsel:

Reed W. Topham

Stoel Rives LLP

201 South Main Street, Suite 1100

Salt Lake City, Utah, 84111

Email: rwtopham@stoel.com

Phone: (801) 578-6918

Fax: (801) 578-6999

•	Any complaint regarding accounting, internal accounting controls or auditing matters (including confidential and anonymous complaints from employees) should be reported to the Compliance Counsel or by calling the Company’s Action Line by calling 1-800- - , a special telephone line monitored by a third party for reporting to the Company’s Audit Committee.

•	The Company does not permit retaliation of any kind against employees, officers or directors for good faith reporting of violations of this Code. Employees may anonymously and confidentially report questionable behavior to the Company’s Action Line by calling the phone number listed above.

16. Sanctions for Violations

Any alleged violations of this Code by an employee, officer or director (other than violations by Covered Officers under the Code of Practice for the Principal Executive Officer and Senior Financial Officers, which will be governed by the provisions therein) will be reviewed by the Company’s Audit Committee, which will determine the appropriate action to take. Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment. In the event of a violation of this Code by a director, the Board or its designee shall determine the appropriate actions to be taken. Sanctions will be designed to deter future violations of this Code and to promote accountability.

In determining the appropriate sanction in a particular case, the Board, the Audit Committee or the Company’s management, as appropriate, may consider the nature and severity of the violation, and whether it was a single occurrence or repeated occurrences, whether it was intentional or inadvertent, whether the individual(s) involved had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

17. Review; Amendments

At least once every three years the Board of Directors shall review the operation and adequacy of this Code. Any amendment to this Code shall be submitted to the Audit Committee or the Board of Directors for approval.

18. Conflict with Subsidiary Company Code of Business Practice

The Company recognizes that one or more of its operating subsidiaries have codes of business practice that have been approved by their respective boards of directors. If any provision contained in this Code conflicts with any provision contained in a subsidiary company’s code of business practice, the provisions of this Code shall prevail. This Code may be approved for adoption by the board of directors of any of the Company’s subsidiaries.

MK GOLD COMPANY

CODE OF PRACTICE FOR THE PRINCIPAL EXECUTIVE OFFICER

AND SENIOR FINANCIAL OFFICERS

This Code of Practice is applicable to the Chief Executive Officer (the “CEO”) and the Principal Financial and Accounting Officer and such other senior financial officers of MK Gold Company (the “Company”) as the Company may, from time to time, have.

The Company has also adopted a Code of Business Practice (the “Code of Business Practice”) that applies to all directors, officers and employees of the Company and its subsidiaries, the terms of which are specifically incorporated into this Code. The CEO and Principal Financial and Accounting Officer and such other senior financial officers, if any, of the Company that are subject to this Code of Practice are also subject to the Code of Business Practice, which is incorporated herein. In adopting both this Code of Practice and the Code of Business Practice, the Company has recognized the importance to the Company of conducting its business in full compliance with all applicable laws.

Persons Covered by this Code of Practice

This Code of Practice is applicable to each officer of the Company having any or all of the following responsibilities and/or authority, regardless of formal title: the CEO, the Principal Financial and Accounting Officer and such other senior financial officers, if any, as the Company may have from time to time (each, a “Covered Officer”).

General Principles

In addition to complying with the provisions of the Code of Business Practice, each Covered Officer is responsible for

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in its other public communications;

•	promptly reporting violations of this Code of Practice to the appropriate persons; and

•	compliance with, and the interpretation and enforcement of, this Code of Practice.

Implementing Policies and Procedures

In furtherance of the general principles stated above, each Covered Officer must adhere to the following set of implementing policies and procedures:

1.	Full, Fair, Accurate and Timely Disclosure; Adequacy of Disclosure Controls and Procedures and Internal Control Over Financial Reporting.

It is the responsibility of each Covered Officer promptly to bring to the attention of any member of the Company’s Disclosure Review Committee any credible information of which he or she becomes aware that would place in doubt the accuracy and completeness in any material respect of any disclosures of which he or she is aware that have been made, or are to be made, directly or indirectly by the Company in any public SEC filing or submission or any other formal or informal public communication, whether oral or written (including but not limited to a press release).

In addition, each Covered Officer is responsible for promptly bringing to the attention of the Compliance Counsel or any member of the Audit Committee of the Company any credible information of which he or she becomes aware that indicates any deficiency in the Company’s internal control over financial reporting within the meaning of Section 404 of the Sarbanes-Oxley Act and the SEC’s implementing rules, and/or the Company’s disclosure controls and procedures for preparing SEC reports or other public communication as mandated by Section 302 of the Sarbanes-Oxley Act and the SEC’s implementing rules.

2.	Compliance with the Code of Practice; Violations of Law.

Each Covered Officer will promptly bring to the attention of the Chairman of the Audit Committee or the Compliance Counsel (or such other person as may be designated by the Board of Directors of the Company) any credible information he or she may receive or become aware of with respect to any violation (actual or threatened) of this Code of Practice, U.S. federal securities laws or any rule or regulation thereunder or any other law, rule or regulation applicable to the Company.

Unless otherwise directed by the Audit Committee or by the Board, the Compliance Counsel will have responsibility for investigating and responding to violations reported under this section. The Compliance Counsel will ensure that the Audit Committee is also promptly informed of all violations reported under this section that are considered credible and meritorious.

A completed certificate attesting to the Covered Officers’ receipt and review of and compliance with this Code of Practice will be obtained from all Covered Officers by the Corporate Secretary promptly after the approval of this Code of Practice by the Board of Directors or upon an individual becoming a Covered Officer and thereafter on an annual basis. The Corporate Secretary will make all such certificates available to the Audit Committee upon request.

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3.	Amendments to and Waivers of this Code of Practice.

Where an amendment to or waiver of this Code of Practice may be necessary or appropriate with respect to a Covered Officer, such person shall submit a request for approval to the Board. Only the Board, or the Audit Committee, may grant waivers from compliance with this Code of Practice or make amendments to this Code of Practice. All waivers, including implicit waivers, and amendments will be publicly disclosed as required by applicable SEC regulations. For this purpose, a “waiver” means the approval by the Board or the Audit Committee of a material departure from a provision of this Code of Practice and an “implicit waiver” means the failure of the Board to take action within a reasonable period of time regarding a material departure from a provision of this Code of Practice after any executive officer of the Company has become aware of such material departure.

5.	Sanctions for Violations.

In the event of a violation of this Code of Practice by a Covered Officer, the Board or the Audit Committee, as appropriate, will determine the appropriate actions to be taken after considering all relevant facts and circumstances. Such actions will be determined in accordance with the provisions of the Code of Business Practice

Covered Officers are reminded that violations of this Code of Practice may also constitute violations of law that may result in civil or criminal penalties for the Covered Officers and/or the Company.

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